Exhibit 99.2

Initial Assessment

SK 1300 Technical Report on the Longstreet Gold & Silver Project

Nye County, Nevada, USA

Prepared for:

174 E Neider Ave #222

Coeur d'Alene, Idaho 83815

USA

Prepared by:

Kappes, Cassiday & Associates 7950 Security Circle Reno, NV 89506

Report Date: September 18th, 2026 Mineral Resource Effective Date: May 29th, 2026

Authors: Travis Manning, KCA James W. Ashton P.E. Reinis N. Sipols Richard Kern

Longstreet Project Initial Assessment	SK 1300 Technical Report

TABLE OF CONTENTS

1.0 Executive Summary		1-1

1.1	Property Description and Location	1-1

1.2	Geology and Mineralization	1-2

1.3	Exploration and Drilling	1-3

1.4	Data Verification	1-4

1.5	Mineral Processing and Metallurgical Testing	1-5

1.5.1	Historical KCA Test Work	1-5

1.5.2	McClelland 2014 Test Work	1-5

1.6	Mineral Resource Estimate	1-6

1.7	Mining Methods	1-8

1.8	Processing and Recovery Methods	1-9

1.8.1	Process configuration	1-9

1.9	Environmental and Permitting	1-10

1.9.1	Cultural Resources	1-11

1.9.2	Hydrology	1-12

1.10	Capital and Operating Costs	1-12

1.11	Economic Analysis	1-14

1.11.1	Gold Production	1-15

1.11.2	Economic Cash Flow	1-16

1.12	Conclusions and Recommendations	1-16

1.12.1	Conclusions	1-16

1.12.2	Recommendations	1-18

Kappes, Cassiday & Associates 18 September 2026	Contents Page I

Longstreet Project Initial Assessment	SK 1300 Technical Report

Executive Summary

Property Description and Location

The Longstreet Project (the Project, or Project) is located in northern Nye County, in the central part of the State of Nevada, USA. The Project consists of 142, unpatented mining claims covering approximately 2,500 acres, located on United States Forest Service (USFS) and United States Bureau of Land Management controlled land. The resource and primary exploration areas fall within land controlled by the USFS.

Star Gold has staked 26 claims (Leach Pad Claims) adjacent to the eastern boundary of the property, with the objective of providing the site for leach pads planned for future development of the Main Zone. These claims are included in the total of 142 claims making up the property holdings. These claims fall within land controlled by the BLM. In addition, Star Gold has staked 12 claims along a corridor leading from the main Longstreet property to the Leach Pad Claims.

Star Gold Corp. (Star) entered into an exclusive option agreement with MinQuest on the Longstreet Project in December, 2009. This option agreement gave Star the right to obtain a 100% interest in the Longstreet property, minus a 3% NSR royalty, by meeting the financial obligations outlined in the agreement.

Star Gold holds an option with MinQuest to purchase up to one-half of the 3% NSR, resulting in a carried 1.5% NSR, for a one time cash price of $1.5 million USD. A separate agreement covering 5 unpatented claims (the Clifford agreement) has also been satisfactorily completed so that Star now owns 100% of those claims.

The Project is located approximately 170 miles northwest of Las Vegas and approximately 50 miles northeast of Tonopah, a town of approximately 2,500 people, in west-central Nevada. The northeast-southwest oriented property extends approximately 1.8 miles along strike within the Monitor Range. The geographic coordinates of the central part of the property are approximately 38°22’00”N Latitude and 116°40’00”W Longitude.

Access to the Longstreet Project area is by paved and gravel road. Access is by two-lane paved highway (Nevada HWY 6 to Warm Springs) approximately 30 miles east from Tonopah, and then by gravel road (Stone Cabin Road) approximately 25 miles north and a further 2.5 miles west along a trail to Windy Canyon to reach the Longstreet property. The total distance from Tonopah to the property is approximately 57 miles. Supplies and heavy equipment are brought to the site by trucks, or other four-wheel drive vehicles. Currently, there is no permanent camp at the site. Casual labor would likely be sourced from Tonopah, Reno, Elko or Ely, Nevada. Experienced mining operations would likely be via contract and be sourced from Reno, Salt Lake City, Utah or other mining centers.

Kappes, Cassiday & Associates 18 September 2026	Contents Page 14

Longstreet Project Initial Assessment	SK 1300 Technical Report

Production mining will be conducted by contract miners in order to reduce startup capital requirements. Star has already obtained a bid and proposal from N. A. Degerstrom of Elko, NV for contract mining and crushing. Other contract mining companies active in the region include Ledcor, Turner Mining Group, and Small Mine Development (SMD).

Geology and Mineralization

The Longstreet Project is located in Nevada’s Basin and Range Province, within the southern Monitor Range and adjacent to the Walker Lane volcanic-hosted gold trend. The regional geology reflects Paleozoic–Mesozoic compressional deformation followed by Cenozoic extension, magmatism, and widespread Oligocene–Miocene ash-flow volcanism. More than 90% of the exposed bedrock in the southern Monitor Range consists of Tertiary volcanic rocks, predominantly rhyolitic to dacitic ash-flow tuffs.

The property is principally underlain by a moderately to poorly welded rhyolitic ash-flow tuff unit, referred to as the Tat unit, which may be approximately 3,000 ft thick. This unit is intruded by rhyolite porphyry dikes and locally overlain by volcaniclastic and siliceous sedimentary rocks, including sinter, followed by a younger, strongly welded ash-flow tuff.

Gold-silver mineralization is interpreted as a low-sulfidation epithermal system comparable in host rock and mineralization style to the nearby Round Mountain deposit. Mineralization is associated with:

●	Quartz-adularia veins and sheeted vein systems
●	Silicification and dense quartz veinlets
●	Argillic and potassic alteration
●	Brecciation and limonitic fractures
●	Steeply dipping structural zones

Three principal structural orientations have been identified: northwest, east, and west-northwest. An east-trending fault dipping approximately 40° to 55° is associated with the highest-grade mineralization identified to date. Most mineralization at the Main Zone occurs in multiple steeply dipping vein sets parallel or subparallel to this structure.

At least nine mineralized target areas have been recognized. The report considers targets associated with east-trending veins and structures, including Red Knob, Cyprus Ridge, and Opal Ridge, to be high-priority areas for future exploration.

Kappes, Cassiday & Associates 18 September 2026	Contents Page 15

Longstreet Project Initial Assessment	SK 1300 Technical Report

Exploration and Drilling

Exploration has focused on evaluating epithermal gold-silver mineralization hosted by altered and brecciated rhyolitic tuffs. The work has included geological mapping, lithogeochemical rock-chip sampling, reverse-circulation drilling, and diamond drilling.

At least 107 lithogeochemical samples were collected. Surface sampling generally showed moderate to good correlation between gold and silver, with an approximate ratio of 1 Au to 10 Ag.

Important exploration targets include:

●

Opal Ridge: Quartz-adularia vein systems and limonitic fractures occur beneath an opalized sinter cap. Historic drilling identified anomalous gold and silver over substantial intervals, and the sinter suggests that favorable mineralization may occur at depth.

●	Northeast Main: An undrilled target containing steep sheeted veins and limonitic fractures. Rock-chip sampling returned values up to 0.93 ppm Au and 20.6 ppm Ag.
●

North Zone: Mineralization extends over approximately 1,800 by 1,100 ft. Historic drilling and surface samples indicate potentially economic mineralization, including rock-chip values up to ppm g/t Au and 49.6 ppm Ag.

●	Spire: An east-trending sheeted quartz-vein system with rock-chip values up to 0.45 ppm Au and 20.0 ppm Ag.
●	Red Knob: A well-developed quartz-adularia vein system with reported values up to 4.1 ppm Au historically and 2.96 ppm Au from MinQuest sampling.
●	Cyprus Ridge: A large sheeted-vein system extending more than 1.7 miles, with quartz veins locally up to 15 ft thick. Sampling returned gold values up to 11.2 ppm.
●	North Slope and West Main: Structurally favorable vein systems that have received limited geological investigation and no drilling.

The report states that more than 430 RC holes totaling approximately 84,000 ft and 19 diamond holes totaling 4,295 ft have been completed by Star Gold and previous operators. Most drilling has focused on the Main Zone. Of the reported 437 RC and 19 diamond holes across six target areas, 414 intersected mineralization exceeding 0.2 g/t Au and 1.0 ppm Ag over intervals ranging from more than 10 ft to approximately 275 ft.

Star Gold completed systematic exploration from 2011 through 2014, including approximately 26,685 ft of RC drilling in 68 holes and 1,295 ft of diamond drilling in four holes. RC drilling and logging procedures were considered consistent with industry standards.

Kappes, Cassiday & Associates 18 September 2026	Contents Page 16

Longstreet Project Initial Assessment	SK 1300 Technical Report

Data Verification

Data-verification records are unavailable for some of the earliest exploration programs conducted during the 1980s and 1990s. Nevertheless, the more recent Star Gold data were reviewed by MinQuest, the previous technical-report authors, and the current Qualified Person. The QP concludes that the data used for the mineral-resource estimate are adequate and reliable.

The verification work included the following:

●

Naneco twin drilling: Ten historic holes were twinned during the 1984–1987 campaigns. Silver grades generally compared well, but gold grades showed poor correlation, possibly due to sampling issues or irregular gold distribution.

●

MinQuest QA/QC: The program included blanks and two certified standards at a frequency of approximately one in 20 samples, B samples for unexpected results, duplicate assays for samples exceeding 1 g/t Au, and monitoring of standard results.

●	Duplicate assays: Gold and silver duplicate results generally demonstrated good reproducibility, with only a few exceptions.
●	Standards and blanks: Most blank results were below detection limits. Results for the two gold standards were generally close to their expected values and within acceptable standard-deviation limits.
●	ALS laboratory QA/QC: ALS conducted regular check assays using multiple internal standards on RC-chip and diamond-core samples.
●

Star Gold twin drilling: Four diamond holes were drilled near historic RC holes. Although the exact historic collar locations were uncertain, average grades from the diamond and RC holes were generally within the same order of magnitude.

●

Database verification: Agnerian compared laboratory certificates with the assay database. Because recent ALS results were downloaded directly into MinQuest’s digital logging system, the report concludes that the 2011–2013 database is free of data-entry and transfer errors. Historic assay certificates, however, were unavailable.

●

Independent sampling: Agnerian collected 15 samples, including 13 diamond-core samples and two adit grab samples, and submitted them to SGS. The results generally compared well with Star Gold assays, although individual differences and a positive gold bias were observed. Average silver grades were similar: 14.4 ppm for Star Gold versus approximately 15.9 ppm for Agnerian.

The principal data limitations are the absence of historic assay certificates and incomplete documentation from early drilling programs. For future programs, the report recommends submitting approximately 10% of the original samples to an independent laboratory, conducting check assays on 5% of previous assays, and implementing a more systematic standards-and-blanks protocol for every sample batch.

Kappes, Cassiday & Associates 18 September 2026	Contents Page 17

Longstreet Project Initial Assessment	SK 1300 Technical Report

Mineral Processing and Metallurgical Testing

Metallurgical testing was completed by Kappes, Cassiday & Associates (KCA) in 1984 and 1987 and by McClelland Laboratories in 2014. The programs evaluated cyanidation, heap-leach amenability, crushing requirements, reagent consumption, percolation, comminution characteristics, and gold-silver mineralogy. The Qualified Person considers the available test work adequate to support a Preliminary Economic Assessment-level process design.

Historical KCA Test Work

The 1984 test work compared oxide and sulfide samples:

●	The oxide material achieved 76% gold recovery after 60 days in a bucket-leach test at a nominal 1.5-inch crush.
●	The sulfide material achieved only 29% gold recovery after 75 days, suggesting that some gold was locked or encapsulated in pyrite.
●	Bottle-roll testing produced gold recoveries of 89% from oxide material and 76% from sulfide material.
●	Silver recovery was variable, reflecting mineralogical differences and liberation limitations.
●	Cyanide consumption was substantially higher for the sulfide material.

The 1987 column tests demonstrated a strong relationship between crushing and recovery:

●	Coarse 3- to 14-inch material averaged 57% Au and 3% Ag recovery.
●	Minus 3-inch material averaged 78% Au and 13% Ag recovery.
●	Material crushed to minus ¼ inch and agglomerated averaged 88% Au and 24% Ag recovery.
●	Percolation testing indicated that material crushed to minus ¼ inch would require cement agglomeration.
●	Bottle-roll testing produced approximately 92% Au and 64% Ag recovery.

McClelland 2014 Test Work

The 2014 program used underground, surface, and blended composites. Direct head assays showed considerable variability, interpreted as reflecting the heterogeneous or “spotty” distribution of gold rather than analytical problems.

Kappes, Cassiday & Associates 18 September 2026	Contents Page 18

Longstreet Project Initial Assessment	SK 1300 Technical Report

Column tests were performed at 80% passing ¾ inch for 190 days:

Table 1‑1
McClelland Summary of Columns Test Work

Composite	Leach Time (days)	Au Rec. %	Ag Rec. %	NaCN Consumed lb/ton	Lime Added lb/ton
Surface	190	88.9	20	3.12	3.4
Underground	190	84.6	15.4	3.86	5.4
Blended	190	86.3	16.7	3.72	4.0

Gold extraction was largely complete within approximately 30–40 days. Silver leached more slowly, but extending the test beyond 190 days was not expected to materially improve silver recovery.

Gold recovery showed limited sensitivity to crush size, whereas silver recovery improved significantly with fine grinding. A bottle-roll test at 80% passing 200 mesh and elevated cyanide concentration achieved 60.6% silver recovery. Mineralogical examination attributed the low heap-leach silver recovery to extremely fine silver-sulfide particles, approximately 0.5–5 μm, and refractory silver associated with jarosite minerals.

The test work supports conventional heap leaching at 80% passing ¾ inch. The design recoveries selected for the Initial Assessment (IA) are 84% for gold and 13% for silver. Cement agglomeration is not included at this crush size. The reported abrasion index is 0.2431.

Mineral Resource Estimate

The Mineral Resource Estimate was prepared by independent Qualified Person James Ashton, P.E., with an effective date of May 29, 2026. No Mineral Reserves were estimated.

The estimate incorporates 437 drill holes containing 18,278 assay intervals and more than 93,071 ft of RC and core drilling. It also includes 12 holes drilled in 2014 that were not incorporated into earlier estimates.

Estimation methodology

The resource model was developed in MineSight using:

●	Gold and silver mineralized domains modeled separately
●	Twenty-four cross-sections spaced at 50-ft intervals
●	Block dimensions of 20 × 20 × 20 ft
●	Ten-foot downhole composites
●	An average specific gravity of 2.37
●	A tonnage factor of 13.518 ft³/t

Kappes, Cassiday & Associates 18 September 2026	Contents Page 19

Longstreet Project Initial Assessment	SK 1300 Technical Report

●	Locally varying anisotropy
●	Inverse-distance weighting as the reporting method
●	Ordinary kriging and nearest-neighbor estimates for validation

The broad gold domain was defined at approximately 0.003 oz Au/t, with an internal high-grade domain at approximately 0.030 oz Au/t. Silver domains were developed using approximately 0.20 and 2.0 oz Ag/t boundaries. Grade capping was evaluated but was not considered necessary.

Resource classification was based on composite proximity, number of composites, and number of drill holes. Blocks meeting the more stringent criteria were classified as Measured or Indicated; the remaining estimated blocks were classified as Inferred.

The Mineral Resources were constrained by a Lerchs-Grossmann optimized pit and reported using a diluted gold-equivalent cutoff of 0.005 oz AuEq/t. Metal prices and recoveries used in the gold-equivalent calculation were $3,300/oz Au, $40/oz Ag, 84% Au recovery, and 13% Ag recovery.

Table 1‑2
Longstreet Gold and Silver Mineral Resources

Measured & Indicated Resources
Classification	Tons	Grade (oz/t)			Ounces	Ounces	Ounces
(oz. Au/ton)		Gold	Silver	Gold Eq.	Gold	Silver	Gold Eq.
Measured (.005)	1,050,336	0.019	0.382	0.020	20,000	401,200	20,700
Indicated (.005)	5,246,679	0.016	0.427	0.017	83,900	2,240,300	88,200
Total Measured & Indicated Resources
Total M&I	6,297,015	0.016	0.419	0.017	103,900	2,641,500	108,900

Inferred Resources
Classification	Tons	Grade (oz/t)			Ounces	Ounces	Ounces
(oz. Au/ton)		Gold	Silver	Gold Eq.	Gold	Silver	Gold Eq.
Inferred (.005)	481,517	0.014	0.400	0.015	6,700	192,600	7,100

Total MI&I	6,778,532	0.016	0.418	0.017	110,600	2,834,100	116,000

The block model was validated through comparisons with geological-domain volumes, alternative interpolation methods, composite grade distributions, swath plots, and visual reviews. The model generally reproduces the observed gold and silver trends, although the highest-grade portions may be understated.

Kappes, Cassiday & Associates 18 September 2026	Contents Page 20

Longstreet Project Initial Assessment	SK 1300 Technical Report

Recommended future work includes additional density measurements, improved interpretation of high-grade controls, verification of the oxide-sulfide boundary, infill drilling with increased diamond-core coverage, downhole surveys, and geotechnical core logging.

Mining Methods

The IA assumes conventional open-pit mining by a mining contractor. The pit design was developed from an optimized pit shell using Measured, Indicated, and Inferred Mineral Resources; therefore, the resulting mine plan does not constitute a Mineral Reserve.

Because no project-specific geotechnical study has been completed, pit-slope parameters were developed by comparison with the nearby Manhattan and Round Mountain open pits. Principal design parameters include:

●	Nominal bench height: 20 ft
●	Triple-bench rock face: 60 ft
●	Bench face angle: 63°
●	Inter-ramp slope: 49°
●	Two-way haul-road width: 60 ft at a maximum 10% grade
●	Single-lane road width: 45 ft at a maximum 12% grade
●	Optimization overall slope: 45°

The economic pit optimization used heap-leach processing, gold and silver recoveries of 84% and 13%, respectively, and a minimum cutoff grade of 0.005 oz AuEq/t. The report’s mining optimization parameters include gold and silver prices of $3,600/oz and $48/oz.

In-pit inventory and schedule

The designed pit contains approximately:

●	6.55 million tons of leach material
●	5.31 million tons of waste
●	11.86 million total tons mined
●	Overall strip ratio of 0.81:1
●	105,461 contained ounces of gold
●	2.73 million contained ounces of silver

Mining and processing are scheduled over four years, with residual metal production continuing into Year 5 because of the heap-leach recovery lag. No separate preproduction waste-stripping period is required because mineralized material occurs near surface. Initial crushed material will be used as protective overliner on the leach-pad liner.

Kappes, Cassiday & Associates 18 September 2026	Contents Page 21

Longstreet Project Initial Assessment	SK 1300 Technical Report

The mining rate ramps up during Year 1 and reaches approximately 13,000 t/d during the second half 1 and continues through years 2 and 3. Heap placement reaches approximately 2.0 million tons annually during peak production. Estimated life-of-mine production is:

●	88,587 oz Au at 84% recovery
●	354,701 oz Ag at 13% recovery

Mining will be performed on a top-down bench sequence. The design includes a lined 6.5-million-ton heap-leach facility and a waste-rock storage area. Known historic underground workings will require additional investigation and appropriate ground-control measures during mining.

Processing and Recovery Methods

The selected process is three-stage crushing followed by conventional cyanide heap leaching, carbon-in-column adsorption, and off-site stripping or ashing of loaded carbon.

Six alternatives were evaluated, including on-site versus toll stripping, gold-only versus gold-and-silver recovery, HPGR crushing, contract crushing, diesel power, and portable crushing. Option 6 (diesel generators with portable crushers and off-site carbon treatment) produced the strongest modeled economics and was selected as the basis for this Technical Report.

Process configuration

ROM material will be fed by front-end loader to a portable three-stage crushing plant. The circuit comprises a primary jaw crusher followed by secondary and tertiary cone crushers operating in closed circuit with screens. The plant will produce material at 80% passing ¾ inch.

Key design criteria include:

●	Average crushing and heap-placement rate: approximately 5,500 t/d
●	Annual heap placement: approximately 2.0 million tons
●	Crushing-plant availability: 60%
●	Leach cycle: 140 days
●	Solution application rate: 0.004 gpm/ft²
●	Nominal solution flow: 2,279 gpm
●	Gold recovery: 84%
●	Silver recovery: 13%
●	Lime addition: 3.58 lb/t
●	Cyanide consumption: 1.31 lb/t

Kappes, Cassiday & Associates 18 September 2026	Contents Page 22

Longstreet Project Initial Assessment	SK 1300 Technical Report

Crushed material will be stockpiled, reclaimed by feeders, dosed with pebble lime, and conveyor-stacked in 32.8-ft lifts. The heap will have a maximum height of five lifts and an overall slope of approximately 2.5H:1V.

The leach pad is designed for approximately 6.5 million tons over 2.38 million ft². Its composite liner includes overliner, a 60-mil textured LLDPE geomembrane, a low-permeability soil layer, leak detection, and prepared subgrade. A suitable clay source has not yet been identified.

Pregnant solution will flow by gravity to the pregnant pond and then be pumped through one train of five open-top CIC columns. Each column will contain approximately 3.3 tons of carbon. Loaded carbon is expected to contain approximately 67 oz/t Au and 58 oz/t Ag.

Loaded carbon will be shipped off-site for stripping or ashing and refining. Stripped carbon will not be returned; fresh carbon will replace each shipment because reuse without on-site reactivation was considered less efficient.

Solution-management facilities include:

●	Pregnant pond: approximately 9.58 million gal
●	Event pond: approximately 6.9 million gal
●	Barren-solution tank: 45,000 gal
●	30% liquid-cyanide storage tank: 45,000 gal
●	Pebble-lime silo: 105 tons

The project will use diesel generators for electrical power and groundwater wells for process makeup, dust suppression, fire protection, and potable-water requirements.

Environmental and Permitting

Star Gold has staked and maintains 139 unpatented mineral exploration claims on United States Forest Service (USFS) and Bureau of Land Management (BLM) lands. It also has the right to mine on an additional 5 claims held by Clifford, et al. The Company has an active Plan of Operations with USFS and BLM to drill several water supply and monitor wells as well as additional core drilling. Star Gold also has begun work to permit a large initial baseline core drilling program for the “Red Cyprus Ridge” prospect located on the Company’s USFS claims. Updates to the Project’s baseline studies have been ongoing since June of 2025. Star Gold is planning on submitting a complete Plan of Operations Application to USFS and BLM early in 2027 to facilitate full mining operations.

Kappes, Cassiday & Associates 18 September 2026	Contents Page 23

Longstreet Project Initial Assessment	SK 1300 Technical Report

The heap leach pads and most of the required support infrastructure will be located on BLM claims with mining operations occurring on USFS claims. Star Gold had previously decided to locate the heap leach pads in a small canyon immediately adjacent to the proposed mining area on USFS claims but decided to relocate the heap leach pads to BLM claims due to engineering and water management considerations with the canyon location. This location is also near additional potentially mineralized zones and may be utilized in the future.

Star Gold is planning on submitting a complete mine Plan of Operations Application to USFS and BLM early in 2027 to facilitate full mining operations. Based on recent permitting in Nevada and the current permitting climate being promoted by the Federal Government, the time required to secure permits, prior to the construction of facilities and mine pre‐stripping, is estimated to be up to 12-14 months. This schedule is bolstered by the fact that all baseline studies are completed and are currently being updated (where required), hydrogeologic and geochemical study work has commenced and will be completed by the end of 2026. No significant objections have been raised thus far by members of the public, including indigenous peoples, environmental groups or other government agencies (note that the U.S. EPA conducts a review of all Environmental Assessment/Environmental impact statements).

Star Gold is fully funded to complete the required baseline environmental study updates, the additional technical studies underway as all engineering work and Plan of Operations preparation on an accelerated schedule as much of the required work is being completed simultaneously.

Cultural Resources

The Baseline Cultural Resources Study was completed on the entire claim block (both USFS and BLM claims) in 2015 and identified many Cultural Resources sites. Most of these are non‐significant Native American camp locations and artefacts along with remnants of the Longstreet settlement within the Project boundaries. The most significant Native American sites are located far from the mine, leach pads and other Project impacts. Remediation plans will be developed for the sites that would be impacted, as required. Mining and leaching activities will not be impacted by any sites deemed worthy of preservation. Updates to the Cultural Resources Study are completed on an as needed basis during the current exploration and well drilling activities. Star Gold is utilizing on-site monitoring by a cultural resources’ expert, on as needed basis, during the current drilling program to minimize any cultural resource impacts.

Kappes, Cassiday & Associates 18 September 2026	Contents Page 24

Longstreet Project Initial Assessment	SK 1300 Technical Report

Hydrology

The Longstreet Mine is in the Monitor Range of the Great Basin section of the Basin and Range physiographic region. The Basin and Range is largely an arid region encompassing a majority of the western United States; its topography is characterized by alternating narrow faulted mountain ranges and flat fault bound valleys (basins). The Great Basin, as a section of the Basin and Range region, follows the same topographic characteristics with notable internal surface and subsurface hydrologic drainage.

Star Gold has secured, through two long term leases, 2471 acre/feet of water rights from current owners of these water rights in Stone Cabin Valley. The acre/feet of water leased is at least 150% larger than what is anticipated to be required for mining and ore leaching applications.

Star Gold has an approved Plan of Operations with the USFS and BLM to conduct water supply and monitor well drilling in a favorable location near the Project site. The well drilling began in late August 2026 and will continue until November or December of 2026. Once water has been located, a point of diversion application will be applied for with the Nevada Division of Water Resources. Based on the results of the well drilling program and pump testing, a baseline hydrogeologic study will be developed.

The required seeps and springs location study and sampling work commenced at the Longstreet site in July 2026 and will continue a quarterly basis until June 2027. No adverse conditions have been noted thus far during the study work.

Capital and Operating Costs

The capital and operating cost estimate is based on third-quarter 2026 U.S. dollars. Costs were developed from vendor quotations, contractor pricing, recent Nevada project data, KCA’s internal database, and first-principles estimates. The selected basis assumes portable crushing, diesel-generated power, contract mining, CIC recovery, and off-site carbon treatment.

The total Life of Mine (LOM) capital cost for the Project is $84.2 million and is summarized in Table 1‑3 below.

Table 1‑3
Capital Cost Summary

Description	Cost (US$ M)
Pre-Production Process Capital	$57.6
Mining Capital	$4.2
Subtotal Capital	$61.8
Working Capital & Initial Fills	$7.8
Total Initial Capital	$69.6
Sustaining Capital – Mine & Process	$4.6
Reclamation & Closure	$10.0
Total	$84.2

Kappes, Cassiday & Associates 18 September 2026	Contents Page 25

Longstreet Project Initial Assessment	SK 1300 Technical Report

Process and infrastructure direct costs are approximately $40.0 million before spares and contingency. Major capital areas include:

●	Crushing: $7.9 million
●	Stockpile, reclaim, and stacking: $5.3 million
●	Heap-leach pad and ponds: $7.6 million
●	Carbon adsorption: $4.5 million
●	Laboratory: $2.5 million
●	Diesel power generation: approximately $6.3 million
●	Plant mobile equipment: $2.75 million

Process and infrastructure contingency averages approximately 16.9%, with discipline-specific allowances of 10%–20%. Working capital is based on approximately 60 days of operating costs. Reclamation and closure are estimated at $10 million.

The average LOM operating cost for the Project is US$22.98 per ton of ore processed. Table 1‑4 below presents the LOM operating cost requirements for the Longstreet Project.

Table 1‑4
Operating Cost Summary

Description	Cost (US$ M)
Mine	$7.49
Process & Support Services	$13.27
Site G&A	$2.22
Total	$22.98

Mining costs are based on a contract-mining quotation. Process costs were developed from staffing, power, reagents, consumables, maintenance, laboratory, mobile equipment, and off-site carbon-treatment requirements.

Important operating assumptions include:

●	44 process personnel and 10 G&A personnel
●	Connected process load of approximately 2.9 MW
●	Average operating load of approximately 1.3 MW
●	Energy consumption of approximately 4.63 kWh/t
●	Generated-power cost of $0.38/kWh
●	Diesel price of $3.34/gal
●	Cyanide consumption of 1.31 lb/t at $1.45/lb
●	Lime consumption of 3.58 lb/t at $0.204/lb
●	Complete replacement of loaded carbon
●	Average annual G&A expense of approximately $3.3 million

Kappes, Cassiday & Associates 18 September 2026	Contents Page 26

Longstreet Project Initial Assessment	SK 1300 Technical Report

Economic Analysis

A summary of key economic parameters is shown in Table 1‑5

Table 1‑5
Key Economic Parameters

Item	Value	Units
Au Price	3,600	US$/oz
Ag Price	48	US$/oz
Au Avg. Recovery	84%
Ag Avg. Recovery	13%
Treatment Rate	5,500	ton/d
Annual Produced eqAu, Avg.	21.1	koz
Royalties	1.5%
Mine Life	4	years
Payback	1.8	years

Kappes, Cassiday & Associates 18 September 2026	Contents Page 27

Longstreet Project Initial Assessment	SK 1300 Technical Report

A summary of the economic model is presented in Table 1‑6

Table 1‑6
Economic Analysis Summary

Economic Analysis
Internal Rate of Return (IRR), Pre-Tax	48.30%
Internal Rate of Return (IRR), After-Tax	39.57%
Average Annual Cashflow (Pre-Tax)	$43	M
NPV @ 5% (Pre-Tax)	$87	M
Average Annual Cashflow (After-Tax)	$38	M
NPV @ 5% (After-Tax)	$67	M
Gold Price Assumption	$3,600	/Ounce
Silver Price Assumption	$48	/Ounce
Pay-Back Period (Years based on After-Tax)	1.8	Years

Capital Costs
Initial Capital	$62	M
Working Capital & Initial Fills	$8	M
LOM Sustaining Capital	$5	M

Operating Costs (Average LOM)
Mining	$7.49	/Ton processed
Processing & Support	$13.27	/Ton processed
G&A	$2.22	/Ton processed
Total Operating Cost	$22.98	/Ton processed
Total Cash Cost	$1,617	/Ounce Au
All-in Sustaining Cost	$1,729	/Ounce Au

Production Data
Life of Mine	4	Years
Total Tons to Crusher	6,552,050	Ton
Grade Au (Avg.)	0.016	ounces per ton
Grade Ag (Avg.)	0.416	ounces per ton
Contained Au oz	105,461	Ounces
Contained Ag oz	2,728,471	Ounces
Mine Throughput per day	13,000	Tons/day
Metallurgical Recovery Au (Overall)	84%
Metallurgical Recovery Ag (Overall)	13%
Average Annual Silver Production	80,310	Ounces
Average Annual Gold Production	20,057	Ounces
Total Silver Produced	354,701	Ounces
Total Gold Produced	88,587	Ounces
LOM Strip Ratio	0.81:1

Kappes, Cassiday & Associates 18 September 2026	Contents Page 28

Longstreet Project Initial Assessment	SK 1300 Technical Report

Gold Production

Total gold produced for the Longstreet deposit is estimated at 88,587 payable ounces of gold. Annual production profiles for gold are presented in Figure 19‑4 with 20,057 payable ounces of gold recovered annually on average.

Figure 1‑1
Annual Gold Production

Economic Cash Flow

The Base Case After-tax NPV for the Longstreet Project is US$67M at 5% with an IRR of 40% using a gold price of US$3,600/oz. The base case life of mine (LOM) all in sustaining cost is US$1,729.

Conclusions and Recommendations

Conclusions

The Project location, access, claim position, and availability of regional mining services are adequate to support continued development evaluation. No location-related issue identified in the report precludes advancement of the Project. Federal land administration, permitting, surface-use arrangements, water availability, and access to the proposed leach-pad area remain important development considerations.

Kappes, Cassiday & Associates 18 September 2026	Contents Page 29

Longstreet Project Initial Assessment	SK 1300 Technical Report

The available geological evidence supports the interpretation of Longstreet as a structurally controlled, low-sulfidation epithermal gold-silver deposit. The geological model is appropriate for the current Mineral Resource Estimate. Multiple incompletely tested targets provide meaningful opportunities to expand the known mineralized system.

Available testwork supports conventional heap leaching of material crushed to 80% passing ¾ inch using design recoveries of 84% for gold and 13% for silver. Gold extraction is favorable, whereas silver extraction is limited by mineralogy and liberation. Additional variability, permeability, and crush-size testing is required to support the next study stage and determine whether HPGR or finer crushing would provide an economic benefit.

The proposed contractor-operated open pit is a reasonable Preliminary Economic Assessment-level mining approach. The low strip ratio and near-surface mineralization are favorable characteristics. Project-specific geotechnical investigations, detailed characterization of historic underground workings, and higher-confidence resource classification are required before completing a final pit design and Mineral Reserve estimate.

Given the current information regarding this Project, it is estimated that the permitting timeline could be up to 12-14 months once the complete mine operating Plan of Operations is submitted. This timeline will likely be reduced somewhat by the modest size of the proposed operation and its relatively small impacts.

Baseline studies for flora and fauna and cultural resources have been completed with hydrogeologic, geotechnical and geochemical studies are scheduled for completion in 2026. These studies will be accomplished during the continued advanced engineering phase of the Project. Kappes Cassiday and Associated concludes that there are no recognized potential environmental or permitting fatal or material flaws regarding this Project.

The portable crushing, heap-leach, CIC, and off-site carbon-treatment flowsheet is technically feasible at the Preliminary Economic Assessment level and is appropriate for the Project scale. The process concept remains subject to confirmation of site conditions, water supply, commercial toll-treatment arrangements, and final equipment design criteria.

The capital and operating cost estimates are adequate for a Preliminary Economic Assessment and support comparison of the development alternatives considered. Project costs are particularly exposed to contract mining, diesel fuel, power generation, cyanide, toll treatment, transportation, and fixed G&A requirements.

The base-case economic analysis demonstrates potentially favorable Project economics, with an after-tax NPV5 of approximately $67.3 million, an after-tax IRR of approximately 40%, and an after-tax payback period of approximately 1.8 years.

Kappes, Cassiday & Associates 18 September 2026	Contents Page 30

Longstreet Project Initial Assessment	SK 1300 Technical Report

Recommendations

●

Advance coordination with the USFS and BLM and prepare a comprehensive permitting register and schedule identifying the required federal, state, and county approvals, baseline studies, critical-path activities, and responsible parties.

●

Refine the three-dimensional geological and structural model, with particular emphasis on the east-trending high-grade structure, crosscutting vein sets, alteration domains, oxide-sulfide boundaries, and controls on locally high gold grades.

●

Complete detailed mapping and systematic prioritization of Red Knob, Cyprus Ridge, Opal Ridge, Northeast Main, North Zone, Spire, North Slope, and West Main using consistent geological, geochemical, and geophysical criteria.

●

Conduct additional column-leach tests on spatially and geologically representative drill-core composites crushed to 80% passing ¾ inch. The test program should confirm recovery, leach kinetics, cyanide and lime consumption, and metallurgical variability.

●

Complete comparative column tests using conventional and HPGR crushing at product sizes ranging from 80% passing ½ inch to ¼ inch. Use the results to determine whether additional recovery from finer crushing would justify the corresponding capital and operating costs.

●	Perform compacted permeability and load-percolation tests at the planned ultimate heap height.
●	•Advance the process design through preparation of updated equipment sizing calculations; site layouts; piping and instrumentation diagrams; electrical load lists; and a process-control philosophy.
●	Confirm the design storm, pond capacities, leak-detection system, liner configuration, foundation conditions, and the availability and suitability of low-permeability soil and overliner material.
●	Complete water-supply drilling and pump testing. Evaluate water quality for potable use and environmental management.
●	Obtain firm commercial proposals for off-site carbon treatment, refining, carbon supply, transportation, and security.
●	Update vendor and contractor quotations and develop a consistent estimate basis, scope matrix, battery limits, escalation date, contingency methodology, construction schedule, and owner-cost basis.
●	Update operating costs using current quotations for contract mining, diesel fuel, power generation, activated carbon, toll treatment, transportation, labor, maintenance, and laboratory services.
●

Evaluate opportunities to reduce operating costs through carbon reuse or regeneration, alternative crushing strategies, and optimization of fixed staffing requirements over the relatively short mine life.

●

Advance the Project to a prefeasibility-level study after completing the recommended drilling, resource estimation, geotechnical, metallurgical, hydrogeological, environmental, permitting, engineering, and cost-estimation work.

Kappes, Cassiday & Associates 18 September 2026	Contents Page 31